As filed with the Securities and Exchange Commission on May 21, 1999
                                                  Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                              RADICA GAMES LIMITED
             (Exact name of registrant as specified in its charter)

                             ----------------------

          Bermuda                   Suite R, 6/Fl.                 None
(State or other jurisdiction of     2-12 Au Pui Wan St.      (I.R.S. Employer
incorporation or organization)      Fo Tan, Hong Kong     Identification Number)
                                    (852) 2693 2238
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ----------------------

                            RADICA ENTERPRISES, LTD.
                          180 S. Lake Avenue, Suite 440
                           Pasadena, California 91101
                                 (626) 744-1150
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ----------------------

                                    Copy to:

                               FRANK H. GOLAY, JR.
                               Sullivan & Cromwell
                             1888 Century Park East
                          Los Angeles, California 90067
                                 (310) 712-6600
                             ----------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                             ----------------------

                                                   CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED MAXIMUM       PROPOSED MAXIMUM      AMOUNT OF
                                                         AMOUNT TO       AGGREGATE PRICE PER    AGGREGATE OFFERING    REGISTRATION
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     BE REGISTERED          UNIT(1)               PRICE(1)             FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Shares, par value $.01 each                   2,815,800 shares        $10.03125            $28,245,994           $7,853
====================================================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c), based on the average of high and low stock prices on May 17, 1999.

                             ----------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

RED HERRING TEXT
----------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   Subject to Completion, dated May 21, 1999.



                                2,815,800 Shares

                              Radica Games Limited

                                  Common Stock


         This is an offering of shares of common stock of Radica Games Limited from time to time by the selling stockholder.

         Our common stock is listed on the Nasdaq National Market under the symbol "RADA." The last reported sales price of the common stock on May 17, 1999 was $10.00 per share.

         YOU SHOULD READ THE RISK FACTORS BEGINNING ON PAGE 2 IN THIS PROSPECTUS BEFORE PURCHASING SHARES OF OUR COMMON STOCK.

         The selling stockholder may from time to time offer and sell the shares held by him directly or through agents or dealers at market prices or on other sale terms determined by him. To the extent required, we will disclose in a prospectus supplement the names of any agent or dealer, applicable commissions or discounts and any other required information with respect to any particular offer. See "Plan of Distribution."

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Our principal executive offices are located at 2-12 Au Pui Wan Street, Fo Tan, Hong Kong and our telephone number is (852) 2693-2238.



















         The date of this prospectus is __________, 1999.

                                  RISK FACTORS

         Our common stock involves a significant degree of risk. You should carefully consider the following risk factors and the other information contained or incorporated by reference in this prospectus before investing in our common stock. ANY OF THE FOLLOWING FACTORS, DEPENDING UPON THE SEVERITY AND CIRCUMSTANCES OF A PARTICULAR OCCURRENCE, COULD RESULT IN A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

RISKS OF MANUFACTURING IN CHINA

         Risk of China Losing Most Favored Nation Status or of Changes in Tariff or Trade Policies. We manufacture in China and export from Hong Kong and China to the United States and worldwide. Our products sold in the United States are currently not subject to U.S. import duties. China currently enjoys most favored nation, or MFN, trade status under U.S. tariff laws, which provides a favorable category of U.S. import duties. As a result of opposition to certain policies of the Chinese government and China's growing trade surpluses with the United States, there has been, and in the future may be, opposition to the extension of MFN status for China. The loss of MFN status for China, changes in current tariff structures or adoption in the United States of other trade policies adverse to China could have an adverse effect on our business.

         Chinese Political, Economic and Legal Risks. Our current and future operations in China and Hong Kong (which became a Special Administrative Region of China on July 1, 1997) are highly dependent on the Chinese government's continued support of economic reform programs that encourage private investment, and particularly foreign private investment. Although the Chinese government has adopted an "open door" policy with respect to foreign investment, we cannot assure you that this policy will continue. A change in policies by the Chinese government could adversely affect our business by, among other things, imposing confiscatory taxation, restricting currency conversion, imports and sources of supplies, or expropriating private enterprises. Although the Chinese government has been pursuing economic reform policies for the past 15 years, we cannot assure you that the Chinese government will continue to pursue these policies or that these policies may not be significantly altered, especially in the event of a change in leadership or other social or political disruption.

         China Does Not Have a Comprehensive System of Laws. Enforcement of existing laws in China may be sporadic and their implementation and interpretation may be inconsistent. The Chinese judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty about the outcome of any litigation. Even where adequate law exists in China, it may be impossible to obtain swift and equitable enforcement, or to obtain enforcement of a judgment by a court of another jurisdiction.

         Dependence on Local Government. We operate our factory in China under agreements with the local government. These agreements and our factory operations are dependent on our relationship with the local government and existing trade practices. This relationship could be subject to adverse change in the future, especially in the event of a change in leadership or other social or political disruption.

         Chinese Taxation. Prior to our 1999 fiscal year, we did not pay any significant Chinese taxes. We believe that, under current Chinese tax rules and practice, our activities in China were not subject to

Chinese taxes, since we were eligible for an exemption from income tax for two years starting from our first profitable year of operations in China, and thereafter we were and are eligible for a 50 percent relief from income tax for the following three years. This exemption and relief are provided under the Income Tax Law of China. Our subsidiary in China had its first profitable year in 1997 and became taxable on January 1, 1999 at 12% (half of the current rate) until December 31, 2001. After that it will be taxed at the full rate of income tax. In addition, under the existing processing arrangement and in accordance with the current tax regulations in China, manufacturing income generated in China is not subject to income taxes. The Chinese tax system is subject to substantial uncertainties and has been subject to recently enacted changes, the interpretation and enforcement of which are also uncertain. We cannot assure you that changes in Chinese tax laws or their interpretation or their application will not subject us to substantial Chinese taxes in the future.

         Limited Infrastructure. Electricity, water, sewage, telephone and other infrastructure are limited in the locality of our factory. In the past, we have experienced temporary shortages of electricity and water supply. We have installed five back-up electrical generators in the factory which can support it in the event of a power shortage. We cannot assure you that the infrastructure on which the factory is dependent will be adequate to operate the factory successfully.

         Hong Kong Political, Economic and Legal Risks. We also operate in Hong Kong. Sovereignty over Hong Kong was transferred from the United Kingdom Government to the Chinese Government on July 1, 1997, and Hong Kong became a Special Administrative Region of China. Under the agreements providing for this transfer, and the Chinese law implementing China's commitments, known as the Basic Law, the current social and economic systems in Hong Kong are to remain unchanged for 50 years after the transfer, and Hong Kong is to enjoy a high degree of autonomy. However, the courts of Hong Kong will have no jurisdiction over acts of state such as foreign and defense affairs. Laws currently in force, as they may be amended by the Hong Kong legislature, are to remain in force except to the extent that they contravene the Basic Law. It is not clear how future developments in Hong Kong and China may affect the implementation of the Basic Law. It is possible that the general political and economic position of Hong Kong, and therefore our business, will be adversely affected by the exercise of Chinese sovereignty over Hong Kong. In addition, political and social developments in China have in the past and may in the future adversely affect the economy of Hong Kong.

DEPENDENCE ON PRODUCT APPEAL AND NEW PRODUCT INTRODUCTIONS; LIMITED RANGE OF PRODUCTS

         Our operating results depend largely upon the appeal of our products to consumers. Consumer preferences are highly subjective, and we cannot assure you that consumers will continue to find existing products appealing or will find new products appealing. Also, notwithstanding our current emphasis on non-casino games, we continue to offer a relatively limited range of products. This exposes us to the risks of any narrowly focused business. Changes in consumer preferences away from the kinds of products we offer could have an adverse effect on our business.

         Some of our products have been recently introduced and although they may experience good initial sales growth, there is no assurance that initial success is indicative of significant future sales. As a general matter, we expect that the sales of any of our products will eventually decline. We cannot predict how long the product cycle will last for any product. In order to control costs, and take advantage of the finite shelf space available to us, we need to delete products from our line periodically. Our

Our long-term operating results will therefore depend largely upon our continuing ability to conceive, develop and introduce new appealing products at competitive prices.

         Once a new product is conceived, the principal steps to its introduction include design, sourcing and testing of the electronic components, tooling, and purchase and design of graphics and packaging. At any stage in the process, there may be difficulties or delays in completing the necessary steps to meet the contemplated product introduction schedule. It is, for example, common in new product introductions or product revisions to encounter technical and other difficulties affecting manufacturing efficiency and, at times, the ability to manufacture at all. These difficulties will typically be corrected or improved over a period of time with continued manufacturing experience and engineering efforts. If one or more aspects necessary for introduction of products are not met in a timely fashion, or if technical difficulties take longer than anticipated to overcome, the anticipated product introductions will be delayed, or in some cases may be terminated. Therefore we cannot assure you that products will be introduced in a timely fashion.

         Future products may utilize different technologies and require knowledge of markets in which we do not presently participate. Significant delays in the introduction of, or our failure to introduce, new products or improved products would have an adverse effect on our operating results.

NO ASSURANCE OF CONTINUED GROWTH

         There can be no assurance that we will achieve future growth in net sales and net income or that we will be able to maintain present levels of net sales and net income. Our current business strategy emphasizes the sale of a controlled number of products, while representing a more diverse range of products than in the past. Our products include sports, heritage, action and casino-theme games, the Girl Tech line and original design manufacturing, or ODM. In any period, our financial results are likely to vary with the success or lack of success of newly introduced products, which are inherently uncertain. We cannot simply rely on continuing sales of existing products.


DEPENDENCE ON MAJOR CUSTOMERS

         Historically, a significant portion of our sales has been concentrated in a few large retail customers. These customer concentrations are disclosed in the notes to our consolidated financial statements that are incorporated by reference in this prospectus. Most of our retail customers operate on a purchase-order basis and we do not have long-term contracts with our retail customers. While we believe we have good relationships with our major retail customers, the loss of one or more of these customers would have an adverse effect on our operating results.

DEPENDENCE ON SUPPLIERS AND SUBCONTRACTORS

         We are dependent on suppliers for the components and parts that we assemble to produce our products. We generally purchase the specific liquid crystal displays, or LCDs, and semiconductor chips for any particular product model from a single supplier. While we believe that there are alternative sources for all of our supplies, an interruption of the supply of LCDs, semiconductor chips or other supplies from a supplier could result in significant production delays.

CONCENTRATED MANUFACTURING FACILITIES

         A disruption of operations at our factory due to fire, labor dispute, dispute with the local government or otherwise, would have an adverse effect on our operating results. If a disruption occurs, we believe that we could partially mitigate its effect by increasing the use of subcontractors to assemble our products, but there can be no assurance that we would be able to do so. Any disruption would likely result in production delays, increased costs and difficulties in maintaining quality control.

NO ASSURANCE OF SUCCESS IN NEW BUSINESS

         In order to sustain growth, we intend to expand into related businesses, including original design manufacturing of products for third parties. To date these efforts have only been successful in the case of our manufacturing for the Hasbro Games Group. While several of our executives have experience in manufacturing other products in the United States, we cannot assure you that we will be able to perform additional original design manufacturing in China successfully.

RISKS OF INTERNATIONAL BUSINESS

         In the past, most of our sales have been in the United States. In the future, we intend to enter additional markets and to expand our sales and other operations outside the United States. International operations are subject to inherent risks, including:

          o    recessions in economies outside the United States,
          o limited protection of intellectual property rights in some countries,
          o    political instability,
          o    unexpected changes in regulatory requirements and tariffs,
          o    difficulties in staffing and managing foreign operations,
          o the possibility of subsidization of our competitors and the nationalization of business,
          o    longer payment cycles,
          o    greater difficulty in accounts receivable collection, and
          o    potentially adverse tax consequences.

         To the extent our products are priced and paid for in foreign currencies, gains and losses on the conversion into U.S. dollars of receivables and payables arising from international operations could in the future contribute to fluctuations in our results of operations. Additionally, fluctuations in exchange rates could affect demand for our products.

DEPENDENCE ON KEY PERSONNEL

         We depend upon the expertise and services of our senior management personnel. The loss of the services of senior executives would have an adverse effect on our business.

SEASONALITY

         We experience a seasonal pattern in our operating results and working capital requirements. We typically generate more of our sales in the period leading up to traditional gift season. We expect this seasonal pattern to continue but to become less pronounced as retailers increasingly sell our products year round and original design manufacturing orders increase. Our operating results may also fluctuate during the year due to other factors such as the timing of the introduction of new products. The market price of our common stock has been and may be subject to significant fluctuations in response to variations in quarterly operating results and other factors.

COMPETITION

         The gifts and games business is highly competitive. We currently face direct competition from a number of other producers of handheld electronic games, the barriers for new producers to enter these markets are relatively low and we expect that we will face increased competition in the future. Some competitors offer products at lower prices, are better established in the toy and games industry and are larger than we are. In addition, with respect to original design manufacturing, we compete with a number of substantially larger and more experienced manufacturers. As we enter other markets and businesses, we expect to face new competition.

INTELLECTUAL PROPERTY RISKS

         From time to time, other companies and individuals may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies or marks that are important to the electronic handheld and mechanical games industry generally or to our business specifically. We will evaluate each claim relating to our products and, if appropriate, will seek a license to use the protected technology. There can be no assurance that we will be able to obtain licenses to intellectual property of third parties on commercially reasonable terms, if at all. In addition, we could be at a disadvantage if our competitors obtain licenses for protected technologies on more favorable terms than we do. If we or our suppliers are unable to license protected technology used in our products, we could be prohibited from marketing those products or may have to market products without desirable features. We could also incur substantial costs to redesign our products or to defend any legal action taken against us. If our products should be found to infringe protected technology, we could be enjoined from further infringement and required to pay damages to the infringed party. Any of the foregoing could have an adverse effect on our results of operations and financial condition.

CHANGING CONSUMER PREFERENCES

         The toy market is characterized by changing consumer preferences and frequent new product introductions which reduce the length of product life cycles. We cannot assure you that any of our current products or product lines will be popular with consumers for any period of time. Furthermore, sales of our existing products are expected to decline over time and may decline at rates faster than we expect. To succeed, we must continually enhance existing product lines and develop new products and product lines. Historically, a significant portion of our sales each year was derived from new products. Failure of our existing and new products and product lines to achieve and sustain market acceptance and to produce acceptable margins would have an adverse effect on our results of operations and financial condition.

INCREASED TAXATION

         We cannot predict whether our tax rates will remain as low as they have been in the past as tax regulations and their application or interpretation in the various jurisdictions where we operate are always subject to change. We anticipate that taxes paid in China will increase after December 31, 1998.

PRODUCT "KNOCK OFFS"

         Occasionally in the toy industry successful products are "knocked off" or copied. While we strive to protect our intellectual property, there can be no guarantee that knock offs will not have a significant negative effect on our business.

BAD DEBTS AND RETURNS

         We do credit checks on our customers, but we do not ordinarily require our customers to provide security for their obligations. It is always possible that a customer will default on a payment owed to us. A default could have a significant negative effect on our operating results. It is industry practice for retailers to hold back payments on slow moving stock or to request markdowns or returns on such stock. It is our policy to only take back defective product. While we can enforce this policy under normal industry conditions, we may not be able to enforce this policy in all cases. We were unable to do so in the downturn of the casino games market. Therefore, returns could negatively affect our operating results.

CONTROL BY EXISTING SHAREHOLDERS

         The Company's largest shareholders including Mr. Robert E. Davids, the selling shareholder in this prospectus, and a group that consists of Dito Devcar Corporation and certain related persons, and management and other large shareholders, own beneficially in the aggregate a majority of our outstanding common stock. Assuming that they were in agreement, these persons would have the power to elect our directors and to approve or disapprove all other matters requiring shareholder approval regardless of the vote of any other shareholders.

DIFFICULTIES IN ENFORCING CIVIL LIABILITIES

         We are a Bermuda holding company, and most of our assets are located outside the United States. In addition, many of our directors, officers and the experts named herein are resident outside the United States (principally in Hong
Kong), and all or a substantial portion of their assets are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon them, or to enforce against them or us judgments obtained in the United States courts predicated upon the civil liability provisions of the United States securities laws. Among other things, we understand that there is doubt about the enforceability in Bermuda and Hong Kong, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the United States securities laws.

SHARES ELIGIBLE FOR FUTURE SALE

         At April 30, 1999, we had 18,236,194 shares of common stock outstanding. We estimate that approximately half of these shares were previously sold in registered offerings or in transactions under Rule 144, and therefore are tradable without restriction, other than any shares purchased by our "affiliates". The remaining shares owned by existing shareholders are restricted securities under the Securities Act of 1933, and may be sold only pursuant to a registration, including this one, or an applicable exemption, including Rule
144. Most of these restricted shares are currently eligible for sale pursuant to Rule 144, subject to the limitations of that rule. Market sales of shares by existing shareholders or the availability of shares for future sale may depress the market price of our common stock.

YEAR 2000 COMPLIANCE RISKS

         The Year 2000 compliance issue arises from the fact that a significant percentage of the software utilized by businesses relies on two-digit date codes to perform computations and decision-making functions. Commencing on January 1, 2000, these computer programs may fail from an inability to interpret date codes properly, misinterpreting "00" as the year 1900 rather than 2000. We have completed an evaluation of both our information technology systems and our non-technology systems, such as equipment containing microprocessors. We believe that all information technology and non-technology systems in our corporate head office in Hong Kong and in our subsidiary offices have been modified to address the Year 2000 issue. These major systems include the BPCS manufacturing software in Hong Kong and China, and the Solomon software used to run the U.S. distribution operation in Radica USA. To assist with this process we have contracted with Commercial Software Services Ltd in Hong Kong to assist in upgrading and testing of systems. We do not believe that the costs associated with implementing our Year 2000 compliance plan for our corporate offices are material to our financial condition or operations. We estimate these total costs at approximately $200,000, of which approximately $65,000 had been expended by the end of our 1998 fiscal year.

         We are in the process of compiling information concerning the Year 2000 compliance of our key suppliers and customers through the process of issuing questionnaires and monitoring responses. In the event that any of our key suppliers or customers do not successfully and timely achieve Year 2000 compliance, our business or operations could be adversely affected. Our Year 2000 compliance plan includes encouraging and/or requiring Year 2000 compliance by all key suppliers.

         While we seek to ensure that we have no business interruptions as a result of the Year 2000 computer problem, it is possible that we will suffer some disruption either as a result of our own systems or those of our suppliers or customers.

FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN

         This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements include, but are not limited to, statements about our industry, plans, objectives, expectations, intentions and assumptions and other statements that are not historical facts. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this "Risk Factors" section, actual results may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                   OUR COMPANY

         Radica, incorporated in December 1993, is a Bermuda company headquartered in Hong Kong. We conduct business primarily through our operating subsidiaries. We design, develop, manufacture and distribute of a variety of electronic handheld and mechanical games.

         We are a leading seller of handheld electronic games in the United States and several other worldwide markets. We began our business with casino handheld and table top game products and then diversified to other handheld electronic game categories including sports, heritage and action games. In 1998 our largest category in sales was fishing games.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares offered by the selling stockholder.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized share capital consists of 100,000,000 shares of common stock, par value $0.01 per share. As of April 30, 1999, 18,236,194 shares of common stock were outstanding. The following statements are summaries of certain provisions of our Memorandum of Association, Bye-laws and the Companies Act 1981 of Bermuda.

GENERAL

         Certificates representing the common stock are issued in registered form. Shareholders who are non-residents of Bermuda for exchange control purposes may freely hold and vote their shares. The common stock is not entitled to any sinking fund or redemption rights. Shareholders do not have any pre-emptive rights.

VOTING RIGHTS

         Each share of common stock is entitled to one vote on all matters upon which the common stock is entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of the meeting, by at least three shareholders who are present in person or by proxy, or by shareholders who are present in person or by proxy and who hold an aggregate amount of shares (a) which represent at least 10% of the voting rights of all shares of common stock entitled to vote at the meeting or (b) as to which the total consideration paid for such shares is equal to at least 10% of the total sum paid for all shares of common stock entitled to vote at the meeting.

         A quorum required for a meeting of shareholders consists of at least two shareholders present in person or by proxy. Shareholders meetings are convened upon advance notice of at least five days.

         Any action to be taken by the shareholders requires the affirmative vote of a majority of the votes attaching to the shares of common stock at a meeting of shareholders, other than certain matters requiring a special resolution as provided in our Bye-laws. The shareholders do not have cumulative voting rights. Shareholders have the power to elect directors, appoint auditors and make changes in the amount of our authorized share capital. Any change in the rights relating to the common stock requires the adoption of a resolution at a meeting by the holders of a majority of the shares of common stock or, if by written consent, by the holders of at least 75% of the shares of common stock.

DIVIDENDS

         The holders of shares of common stock are entitled to receive on a pro rata basis such dividends and distributions as may be declared by our board of directors. Dividends may be paid out of the profits and distributions out of contributed surplus, unless there are reasonable grounds for believing that (i) we are, or after the payment would be, unable to pay our liabilities as they become due; or (ii) the realisable value of our assets would thereby be less than the aggregate of our liabilities and our issued share capital and share premium accounts.


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



WINDING UP

         If we are wound up, the liquidator may, with the approval of the shareholders, divide among the shareholders in cash or in kind the whole or any part of our assets. The liquidator may vest our assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the approval of the shareholders, thinks fit. No shareholder shall be compelled to accept any shares or other securities which would subject the shareholder to liability.

MISCELLANEOUS

         Share certificates registered in the names of two or more persons are deliverable to any one of them named in the share register, and if two or more persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other. Dividends which are declared will be paid on a pro rata basis and notices given, in the case of joint holders, to each of the joint holders named in the share register.

         The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

                               SELLING SHAREHOLDER

         Mr. Robert E. Davids, a director and long-time officer, and one of our principal shareholders, is the selling shareholder in this offering. Pursuant to a Shareholders Agreement, dated as of January 12, 1994, as amended, Mr. Davids (and one other shareholder) have certain registration rights and this prospectus has been prepared and filed in accordance with that agreement.

         This table provides information about Mr. Davids and the shares that may be offered by him, as of April 30, 1999.

                                            BENEFICIAL                                         BENEFICIAL
                                            OWNERSHIP                                       OWNERSHIP AFTER
                                        PRIOR TO OFFERING                                      OFFERING
                                   -------------------------                          ------------------------
                                     NUMBER                          NUMBER
 NAME AND ADDRESS OF                   OF                          OF SHARES            NUMBER
  BENEFICIAL OWNER                   SHARES       PERCENT          TO BE SOLD*        OF SHARES       PERCENT
--------------------                -------       -------          ----------         ---------       -------
Robert E. Davids                   2,865,800       15.7%           2,815,800           50,000          .3%
Suite R, 6th Floor
2-12 Au Pui Wan Street
Fo Tan, Hong Kong

----------------------------

*    Assuming that all of the shares that are registered are sold.

         Mr. Davids is a director and the chairman of the executive committee of Radica. The foregoing also includes shares held by Mr. Davids as trustee for a family trust.

                              PLAN OF DISTRIBUTION

         This prospectus relates to the offer and sale from time to time by Mr. Davids of up to 2,815,800 shares of common stock.

         Mr. Davids may sell shares of common stock from time to time directly to purchasers. Alternatively, he may from time to time offer the shares of common stock to or through dealers or agents, and they may receive compensation in the form of commissions or discounts from Mr. Davids or commissions from the purchasers for whom they may act as an agent. Mr. Davids and any dealers or agents that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profits and commissions or discounts received by them may be considered to be underwriting compensation under the Securities Act. Mr. Davids may also dispose of the shares by writing options on the shares or by settling short sales of the shares.

         Mr. Davids may distribute the shares from time to time in one or more underwritten transactions at a fixed price, at market prices prevailing at the time of sale or at negotiated prices. An underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from Mr. Davids or commissions from the purchasers. Underwriters may sell shares of common stock to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers.

         At the time a particular offer of shares of common stock is made, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents, any commissions or discounts, and any other required information. The shares of common stock may be sold from time to time at varying prices determined at the time of sale.

         Mr. Davids may also sell the shares of common stock pursuant to Rule 144 under the Securities Act.

         In some states the shares of common stock may be sold only through registered or licensed brokers or dealers.

         Mr. Davids will pay the expenses incident to the registration, offering and sale of the shares, which are estimated at approximately $40,000. We have agreed to indemnify Mr. Davids and any underwriters and their controlling persons against liabilities under the Securities Act.

                            VALIDITY OF COMMON STOCK

         The validity of the common stock offered by this prospectus has been passed upon by Conyers Dill & Pearman, our Bermuda counsel.


                                     EXPERTS

         Our audited consolidated financial statements included in our Annual Report on Form 20-F for the fiscal year ended October 31, 1998, which are incorporated by reference in this prospectus, have been examined by Deloitte Touche Tohmatsu, Hong Kong, independent auditors, and have been incorporated by reference in reliance on the report of that firm, given on their authority as experts in auditing and accounting.


                              AVAILABLE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form F-3. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Wherever a reference is made in this prospectus to a contract or other document, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's internet site.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, and we file reports and other information with the SEC. All documents filed by us may be accessed electronically without fees by means of the SEC's web site on the internet at http://www.sec.gov. You may also read and copy these documents at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings with the SEC are also available to the public at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. In addition, similar information can be inspected and copied at the offices of the National Association of Securities Dealers, inc., 1735 K Street, Washington, D.C. 20006.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information incorporated by reference is considered part of this prospectus, and any information filed by us with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the following documents filed with the
SEC:

         o   Our annual report on Form 20-F for the year ended October 31, 1998.

         o Our transition report on Form 20-F for the two months ended December 31, 1998.

         o   Our report on Form 6-K for the month of March 1999.

         We also incorporate by reference documents filed with or furnished to the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering. These include:

         o All subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by us pursuant to the Exchange Act.

         o All subsequent reports on Form 6-K furnished by us pursuant to the Exchange Act that contain financial statements, and all of other subsequent reports on Form 6-K unless we state in the report that it is not being incorporated by reference into this prospectus.

         We will provide without charge to each person to whom a prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference other than exhibits to those documents. Requests should be addressed to: David C.W. Howell, President Asia Operations, Chief Financial Officer and Chief Accounting Officer, Radica Games Limited, Suite R, 6/Fl., 2-12 Au Pui Wan St., Fo Tan, Hong Kong (telephone: (852) 2693 2238).

         WE HAVE NOT AUTHORIZED ANYBODY TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING, EXCEPT FOR THE CONTENTS OF THIS PROSPECTUS AND ANY RELATED PROSPECTUS SUPPLEMENT. YOU SHOULD NOT RELY ON ANY OTHER INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THE SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE ANY OFFER OR SOLICITATION RESPECTING THOSE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THAT OFFER OR SOLICITATION. THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND ANY DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, SPEAK AS OF THEIR RESPECTIVE DATES. THERE MAY BE CHANGES AFFECTING OUR BUSINESS AND OUR COMPANY AFTER THE DATES OF THOSE DOCUMENTS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

   Filing fee for registration statement.........................    $   7,853
   Legal fees and expenses.......................................       20,000
   Accounting fees and expenses..................................       10,000
   Miscellaneous.................................................        2,147
                                                                     ---------
        Total....................................................    $  40,000
                                                                     =========

The selling shareholder will pay the above expenses of this offering.


Item 15.  Indemnification of Directors and Officers.

         Section 98 of the Companies Act 1981 of Bermuda (the "Act") provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of Bermuda law otherwise would be imposed on them, except in cases where such liability arises from the willful negligence, willful default, fraud or dishonesty of which such officer, director or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or when they are granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

         We have adopted provisions in our Bye-laws which provide that we shall indemnify our officers and directors to the maximum extent permitted under the Act. We have also entered or will enter into indemnification agreements with each of our directors and officers to provide them with the maximum indemnification allowed under our Bye-laws and the Act.

         The Shareholders Agreement referred to in the prospectus provides that in connection with the exercise of registration rights the selling shareholders and the underwriters, if any, will indemnify our directors and officers against certain civil liabilities, including liabilities under the Securities Act.

Item 16.  Exhibits.

           4.1      Memorandum of Association*

           4.2      Bye-laws*

           4.3      Certificate of Incorporation on Change of Name*

           4.4      Specimen Share Certificate*

           5        Opinion of Conyers Dill & Pearman

           23.1     Consent of Deloitte Touche Tohmatsu

           23.2     Consent of Conyers Dill & Pearman (included in Exhibit 5)

           24       Power of Attorney (included on page II-4 )

--------------------

* Incorporated by reference to Registration Statement on Form F-1, File No. 33-75794, filed by the Registrant.


Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering of the securities registered hereby. Financial Statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under
Item 15 above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Radica Games Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on this 18th day of May, 1999.

                         RADICA GAMES LIMITED


                         By: /s/ David C. Howell
                             ---------------------------
                             David C.W. Howell
                             President Asia Operations, Chief Financial Officer,
                                Chief Accounting Officer and Director


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of David C.W. Howell, Patrick Feely and Jon N. Bengtson, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration under the Securities Act of the Common Stock of the Company, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity to this Registration Statement, any related Rule 462(b) Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission as any of them may deem appropriate in respect of such Common Stock, to any and all amendments, including post-effective amendments, to such Registration Statements and to any and all instruments and documents filed as part of or in connection with such Registration Statements and any and all amendments hereto, including post-effective amendments.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 18, 1999 by the following persons in the capacities indicated.


Name                         Title
----                         -----

/s/  Patrick Feely
----------------------
Patrick Feely                Chief Executive Officer and Director


/s/  Robert E. Davids
----------------------
Robert E. Davids             Chairman of the Executive Committee and Director

/s/  Jon N. Bengtson
------------------------
Jon N. Bengtson              Chairman of the Board and Director


/s/  David C.W. Howell
------------------------
David C.W. Howell            President Asia Operations, Chief Financial Officer,
                             Chief Accounting Officer and Director

/s/  Lam Siu Wing
------------------------
Lam Siu Wing                 Executive Vice President, Engineering and Director


/s/  James O'Toole
------------------------
James O'Toole                Director


/s/  Millens W. Taft, Jr.
------------------------
Millens W. Taft, Jr.         Director


/s/  Peter Thigpen
------------------------
Peter Thigpen                Director


/s/  Henry Hai-Lin Hu
------------------------
Henry Hai-Lin Hu             Director


/s/  Jon N. Bengtson
------------------------
Radica Enterprises, Ltd.     Duly authorized representative in the United States
 By:  Jon N. Bengtson
      Assistant Secretary

                                INDEX TO EXHIBITS



Exhibit
Number                   Description
-------                  -----------

4.1               Memorandum of Association*
4.2               Bye-laws*
4.3               Certificate of Incorporation on Change of Name*
4.4               Specimen Share Certificate*
5                 Opinion of Conyers Dill & Pearman
23.1              Consent of Deloitte Touche Tohmatsu
23.2              Consent of Conyers Dill & Pearman (included in Exhibit 5)
24                Power of Attorney (included on page II-4 )

------------------
* Incorporated by reference to Registration Statement on Form F-1, File No. 33-75794, filed by the Registrant.